                                                                Exhibit 11.1



                                      CNET, INC.
                    STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                                     (UNAUDITED)



                                                      Three months ended
                                                          March 31,
                                               -------------------------------
                                                      1997           1996
                                               ---------------  --------------
Net Loss                                       $  (12,888,203)  $   (3,698,523)
                                               ---------------  --------------
                                               ---------------  --------------

    Weighted average shares outstanding during
                   the period:

    Preferred                                           -            5,707,204
    Common                                         13,300,127        2,700,000


    Shares issued and stock option and warrants
      granted in accordance with SAB No. 83             -              808,841
                                               ---------------  --------------

      Shares used in calculating per share data    13,300,127        9,216,045
                                               ---------------  --------------
                                               ---------------  --------------

      Net Loss per share                               $(0.97)          $(0.40)
                                               ---------------   ---------------
                                               ---------------   ---------------

                                       13